Exhibit 99.1

Onconova Announces Data Presentation from Combination of Rigosertib and Azacitidine in MDS and Non-proliferative AML at the 2014 ASH Annual Meeting

— Results from Phase 1 Trial of Oral Rigosertib and Azacitidine Combination Indicate Encouraging Rate of Response in MDS and AML —

NEWTOWN, PA, December 7, 2014 — Onconova Therapeutics, Inc. (NASDAQ: ONTX), a clinical-stage biopharmaceutical company focused on discovering and developing novel products to treat cancer, today announced the presentation of data from clinical trials of rigosertib in myelodysplastic syndromes (MDS) and non-proliferative acute myeloid leukemia (AML) at the 56th American Society of Hematology (ASH) Annual Meeting in San Francisco, California, December 6-9, 2014.

Based on synergistic anti-leukemic activity of the combination of rigosertib and azacitidine demonstrated in non-clinical studies, an exploratory, dose-range finding study was conducted at Mount Sinai Medical Center (New York, NY) and the MD Anderson Cancer Center (Houston, TX).

“In this first-in-man Phase 1 trial, the combination of oral rigosertib and azacitidine was safely administered to patients with MDS or non-proliferative AML.  Importantly, the addition of oral rigosertib to the standard dose of azacitidine did not worsen the adverse event profile compared to that reported for azacitidine alone,” said Lewis R. Silverman, M.D., lead investigator and Associate Professor of Medicine, Hematology and Medical Oncology, at the Icahn School of Medicine at Mount Sinai.  “Furthermore, the rate of response observed in the Phase 1 portion of the study is promising and has led to the Phase 2 portion of this trial, which is now open at trial sites in the U.S. and Europe.”

A total of 18 patients with MDS or non-proliferative AML, who were either previously untreated with hypomethylating agents (HMAs), or who had failed or progressed on an HMA, were included in this study.  The indicated dose of azacitidine (75 mg/m2/day) was given in combination with escalating doses of oral rigosertib in three successive cohorts (140-560 mg given two times daily). Oral rigosertib was administered from day one through day 21 of a 28-day cycle.  Azacitidine was administered for seven days starting on day eight of the 28-day cycle.

Nine patients with MDS, eight patients with AML and one patient with CMML received the combination.  Responses according to International Working Group (IWG) criteria were observed. Marrow complete remission (mCR) was achieved in five patients (2 AML; 3 MDS).  Complete remission with incomplete recovery of blood counts (CRi) was observed in four patients (1 AML; 3 MDS), and stable disease (SD) was observed in two patients (1 MDS; 1 CMML).  Measures of hematological improvement, including increases in platelet (1 AML; 2 MDS patients), erythroid (2 MDS patients) and neutrophil (2 MDS patients) counts were observed with the combination. Notably, two MDS patients who responded had previously failed treatment with a hypomethylating agent.

The most frequently reported adverse events in cycle 1 included constipation, diarrhea, nausea, fatigue, hypotension, and pneumonia. The adverse events did not differ significantly among the three dosing cohorts.  The only adverse events of Grade 3 or greater that occurred in more than one patient were pneumonia (4), neutropenia, (3), febrile neutropenia (2) and thrombocytopenia (2).  Elevation in creatinine in one patient in the first cohort was deemed as a possible treatment-related Grade 3 dose-limiting toxicity that required subsequent expansion of the cohort. Overall, the adverse event profile did not appear to differ significantly from that reported for azacitidine alone.  The Phase 2 segment of the study is underway in multiple centers to further assess the response to the combination.

“We are encouraged by the rate of response, as well as the tolerability profile observed with the combination of oral rigosertib and azacitidine in patients with MDS and AML.  We believe these results support additional focused trials for rigosertib in MDS and myeloid malignancies,” stated Ramesh Kumar, Ph.D., President and CEO of Onconova.

Investor Event and Webcast

Onconova will host a webcast and live investor event on December 12th in New York, NY at 8:30 AM ET to review the clinical data presented at the ASH Annual Meeting.  The event will provide access to key opinion leaders working with rigosertib clinical trials in MDS.  A status update on our discussions with regulatory agencies will also be provided.  A live webcast can be accessed by visiting “Events & Presentations” in the Investors and Media section of the Company’s website at www.onconova.com.

About Rigosertib

Rigosertib is a small molecule that inhibits cellular signaling by acting as a Ras mimetic. This is believed to be mediated by direct binding of rigosertib to the Ras-binding domain (RBD) found in many Ras effector proteins, including the Raf kinases and PI3K. The initial therapeutic focus for rigosertib is myelodysplastic syndromes (MDS), a group of bone marrow disorders characterized by ineffective formation of blood cells that often converts into acute myeloid leukemia (AML). Clinical trials with intravenous (IV) and oral formulations of rigosertib are being conducted at leading institutions in the U.S. and abroad. To date, more than 500 MDS patients have been enrolled in clinical trials with rigosertib. Rigosertib is covered under composition of matter patents issued worldwide. Orphan designation has been granted for rigosertib in MDS in the U.S., Europe, Australia and Japan.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products to treat cancer. Onconova’s clinical and pre-clinical stage drug development candidates are derived from its extensive chemical library and are designed to work against specific cellular pathways that are important in cancer cells, while causing minimal damage to normal cells. In addition to rigosertib, the Company’s most advanced product candidate, two other candidates are clinical stage, and several candidates are in pre-clinical stages.  For more information, please visit http://www.onconova.com.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements relate to future events or Onconova Therapeutics, Inc.’s future operations, clinical development of Onconova’s product candidates and presentation of data with respect thereto, regulatory approvals, expectations regarding the sufficiency of Onconova’s cash and other resources to fund operating expenses and capital expenditures, Onconova’s anticipated milestones and future expectations and plans and prospects. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contact:

Onconova Therapeutics

Benjamin Hoffman, 267-759-3036

bhoffman@onconova.us

or

Media:

MacDougall Biomedical Communications

Chris Erdman, 781-235-3060

chris@macbiocom.com